Exhibit (b)-(1)

EQUITY COMMITMENT LETTER

April 6, 2017

ZEBRA MERGERCO, LTD.

Address: c/o Citco Trustees (Cayman) Limited

 89 Nexus Way

 Camana Bay

 P.O. Box 31106

 Grand Cayman KY1-1205

 Cayman Islands

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Hillhouse Capital Fund III, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, certain equity interests or other securities contemplated herein of Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Merger Company”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Zhaopin Limited (the “Company”), Merger Company and SEEK International Investments Pty Ltd. (“Parent”), Merger Company will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Concurrently with the delivery of this letter agreement, each of FountainVest China Growth Capital-A Fund II, L.P., FountainVest China Growth Fund II, L.P. and FountainVest China Growth Capital Fund II, L.P. (collectively, the “Other Sponsor”) is entering into a letter agreement substantially identical to this letter agreement (the “Other Sponsor Equity Commitment Letter”) committing to invest in Merger Company. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.	Equity Commitment.

(a)	This letter agreement confirms the commitment of the Sponsor, at or immediately prior to the Effective Time, on the terms and subject to the conditions set forth herein, to purchase, or to cause the purchase of, equity interests or other securities contemplated herein of Merger Company and to pay, or cause to be paid, to Merger Company in immediately available funds an aggregate cash purchase price equal to $259.6 million (such amount, subject to adjustment as set forth in Section 1(b) hereof in conformity with Section 7.07(c) and Section 7.07(d) of the Merger Agreement, the “Equity Commitment”), which will be used by Merger Company solely for the purpose of funding, to the extent necessary to fund, such portion of the Merger Consideration and such other amounts required to be paid by Merger Company pursuant to and in accordance with the Merger Agreement, together with related fees and expenses; provided, that the Sponsor shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Merger Company and the aggregate amount of liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment.

(b)	The Sponsor may effect the funding of the Equity Commitment directly or indirectly through (i) one or more direct or indirect Subsidiaries of the Sponsor, or (ii) any other investment fund or investment vehicle (A) advised or managed by the Sponsor or any Affiliate of the Sponsor or (B) advised or managed by the same investment managers who advise or manage the Sponsor (or an Affiliate of such investment managers), or (iii) any other investment fund that is a limited partner of the Sponsor or of an Affiliate of the Sponsor, or (iv) other Affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Merger Company or any other person pursuant to the terms of this letter agreement. Notwithstanding anything to the contrary in this letter agreement, the Sponsor shall be entitled to reduce the aggregate amount of the Equity Commitment to be funded under this letter agreement as follows:

(i)	if, following the declaration of the final amount of the Special Dividend in accordance with Section 7.15 of the Merger Agreement, the Special Dividend exceeds the Minimum Special Dividend, the Equity Commitment to be funded under this letter agreement shall be reduced on a dollar for dollar basis by the Sponsors’ Pro Rata Amount of the Excess Amount; and

(ii)	at the Effective Time, if Parent and Merger Company have arranged the Debt Financing under any Debt Financing Agreement or any Bridge Financing, the Equity Commitment to be funded under this letter agreement shall be reduced on a dollar for dollar basis by the Sponsor’s Pro Rata Amount of proceeds of such Debt Financing and/or Bridge Financing, as applicable, actually funded (or, in the case of Bridge Financing, readily available (as such term is defined in Section 7.07(d) of the Merger Agreement)) at the Effective Time; provided, that, other than pursuant to Section 1(b)(i) hereof (in conformity with Section 7.07(c)(i) of the Merger Agreement), in no event shall the aggregate amount of the Equity Commitment to be funded under this letter agreement be reduced prior to the Effective Time, whether or not any Debt Financing Agreement is entered into or any Bridge Financing is available prior to such time.

(c)	Notwithstanding anything to the contrary in this letter agreement, the Sponsor may satisfy the Equity Commitment hereunder by way of subscription for an exchangeable non-interest bearing promissory note issued by Merger Company that shall be automatically exchangeable into ordinary shares of the Surviving Company at or immediately following the Effective Time, in substantially the form as mutually agreed by the Company, Merger Company and the Sponsor as of the date hereof (“Exchangeable Note”).

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2.	Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full (or waiver, if permissible), at or prior to the Closing, of each of the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 10.08 of the Merger Agreement of an order requiring Merger Company to cause the Equity Financing to be funded and to effect the Closing and (c) the substantially contemporaneous closing of the contributions contemplated by the Other Sponsor Equity Commitment Letter, which Merger Company agrees shall not be modified, amended or altered in any manner adverse to the Sponsor without the Sponsor’s prior written consent; provided however, that the satisfaction or failure of the condition set forth in clause (c) shall not limit or impair the ability of Merger Company or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement if (x) Merger Company or the Company, as applicable, is also seeking enforcement of the Other Sponsor Equity Commitment Letter or (y) the Other Sponsor has satisfied or is prepared to satisfy its obligations with certainty under its Other Sponsor Equity Commitment Letter.

3.	Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a limited guarantee related to certain payment obligations of Merger Company under the Merger Agreement (the “Limited Guarantee”). Other than as set forth herein, or with respect to the Retained Claims (as defined in the Limited Guarantee), the Company’s remedies against the Sponsor under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its Affiliates against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any claims, liabilities or obligations arising out of or relating to this letter agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including in the event Merger Company breaches its obligations under the Merger Agreement, whether or not Merger Company’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement.

4.	Enforceability; Third-Party Beneficiary. This letter agreement may only be enforced (a) by Merger Company, (b) by the Company to seek specific performance of the Sponsor’s obligations to fund the Equity Commitment, solely in accordance with, and to the extent expressly permitted by Section 10.08 of the Merger Agreement, and subject further to Section 6 and Section 7, as though the Company were a party hereto or (c) by the Company, as explicitly set forth in Section 13. None of Merger Company’s or the Company’s creditors shall have the right to enforce this letter agreement, to cause Merger Company or the Company to enforce this letter agreement against the Sponsor, or to cause the Company to enforce this letter agreement against Merger Company. The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Merger Company to enforce, the obligations set forth therein; provided, that the Company is an express third-party beneficiary of this letter agreement, and this letter agreement may be enforced by the Company in seeking specific performance of the Sponsor’s obligations to fund the Equity Commitment, in accordance with, and subject to the limitations as set forth in, the Merger Agreement, or to the extent of the explicit rights of the Company under Section 13. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than the Sponsor and, to the extent expressly provided herein, the Company and Merger Company, any rights or remedies under or by reason of this letter agreement. In no event shall this letter agreement or the Equity Commitment to be funded hereunder be enforced by any person unless (i) such person is also seeking enforcement of the Other Sponsor Equity Commitment Letter and/or (ii) the Other Sponsor has satisfied or is prepared to satisfy its obligations under the Other Sponsor Equity Commitment Letter.

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5.	No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Merger Company, the Sponsor and the Company. Together with that certain Consortium Agreement, dated as of January 5, 2017, by and among Parent, the Sponsor and the Other Sponsor (the “Consortium Agreement”), the Merger Agreement, the Other Sponsor Equity Commitment Letter, the Limited Guarantee, the Other Guarantee (as defined in the Limited Guarantee), the Interim Investors Agreement by and among Parent, the Sponsor, the Other Sponsor and Merger Company dated as of the date hereof, and the Confidentiality Agreements, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates (other than Merger Company), on the one hand, and Merger Company or any of its Affiliates (other than Sponsor or its Affiliates, excluding Merger Company), on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6.	Governing Law. This letter agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7.	Dispute Resolution. Any Actions against any party or arising out of or in any way relating to this letter agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in the Merger Agreement or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the Laws of the State of New York out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

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8.	Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.	Confidentiality. This letter agreement shall be treated as confidential and is being provided to Merger Company solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Sponsor and Merger Company; provided, however, that each of the Sponsor and Merger Company may disclose the existence and content of this letter agreement to the Company, to their respective officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), to the Other Sponsor and other members of the consortium formed under the Consortium Agreement and their respective Representatives and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Sponsor may disclose the existence and content of this letter agreement to any Non-Recourse Party.

10.	Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have made a claim under Section 4 hereof prior to such termination of the Merger Agreement, in which case this letter agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor pursuant to this letter agreement), (b) the Closing, at which time such obligation will be discharged upon, and subject to, the performance of such obligation and (c) the Company or any of its Affiliates asserting a claim that would terminate the obligations of the Sponsor under the Limited Guarantee in accordance with the terms thereof.

11.	No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Merger Company covenants, acknowledges and agrees that no person other than the Sponsor and Merger Company (and their respective permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Merger Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Merger Company against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

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12.	Representations and Warranties.

(a)	The Sponsor hereby represents and warrants to Merger Company that (i) the Sponsor has all organizational power and authority to execute, deliver and perform this letter agreement; (ii) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership action by it; (iii) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law)); (iv) no action, consent, permit, authorization by, and, except for compliance with the Exchange Act and the rules and regulations promulgated thereunder, no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; (v) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor, or (z) constitute a material breach of any material agreement binding on the Sponsor; (vi) the Equity Commitment is not more than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (vii) the Sponsor has uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding.

(b)	Merger Company hereby represents and warrants to the Sponsor that (i) Merger Company has all organizational power and authority to execute, deliver and perform this letter agreement; (ii) the execution, delivery and performance of this letter agreement by Merger Company has been duly and validly authorized and approved by all necessary corporate action by it; (iii) this letter agreement has been duly and validly executed and delivered by Merger Company and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of Merger Company, enforceable against it in accordance with the terms of this letter agreement (subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law)); (iv) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by Merger Company; and (v) the execution, delivery and performance of this letter agreement by Merger Company do not (x) violate the organizational documents of Merger Company, (y) violate any applicable Law binding on Merger Company or the assets of Merger Company, or (z) constitute a material breach of any material agreement binding on Merger Company.

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13.	No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated without the prior written consent of Merger Company and the Company, except that the Sponsor may, without the prior written consent of Merger Company and the Company, assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates or any other investment fund or investment vehicle (a) advised or managed by the Sponsor or any of its Affiliates or (b) advised or managed by the same investment managers who advise or manage the Sponsor (or an Affiliate of such investment managers) (each a “Permitted Assignee”); provided, that no such assignment or transfer shall reduce the Equity Commitment or relieve the Sponsor of its obligations under this letter agreement, except to the extent actually performed or satisfied by the Permitted Assignee, and provided, further, that any Permitted Assignee shall, as a condition to any such assignment or transfer, execute a joinder agreement, in form and substance reasonably satisfactory to Merger Company and the Company, whereby the Permitted Assignee agrees to be bound by the provisions of this Agreement with respect to the portion of the Equity Commitment assigned or transferred to it. Merger Company may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Merger Company, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Any transfer, assignment or delegation in violation of this Section 13 shall be null and void and of no force and effect.

14.	Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

15.	Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

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Sincerely,

HILLHOUSE CAPITAL FUND III, L.P.

By: Hillhouse Capital Fund III GP, Ltd.,

its general partner

By:	/s/ Colm O'Connell
Name:	Colm O'Connell
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to and accepted as of the date first written above:

ZEBRA MERGERCO, LTD.

By:	/s/ Colm O'Connell
Name:	Colm O'Connell
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]